Exhibit 21.1

Subsidiaries of the Registrant

The following subsidiaries are all entities organized under Delaware law, except where otherwise noted:

VeraSun Aurora Corporation (a South Dakota corporation)

VeraSun Biodiesel, LLC

VeraSun Charles City, LLC

VeraSun Fort Dodge, LLC

VeraSun Granite City, LLC

VeraSun Hartley, LLC

VeraSun Litchfield, LLC

VeraSun Marketing, LLC

VeraSun Reynolds, LLC

VeraSun Tilton, LLC

VeraSun Welcome, LLC

ASA Opco Holdings, LLC

ASA Albion, LLC

ASA Bloomingburg, LLC

ASA Linden, LLC

ASAB Newco, LLC

ASA Tipton, LLC

ASA Mount Vernon, LLC

Host Acquisition Corporation (a South Dakota corporation)